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Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Name of subsidiary	Location
Nobelclad Europe S.A.	Rivesaltes, France
Nitro Metall Aktiebolag	Likenas, Sweden
DYNAenergetics Holding GmbH	Burbach, Germany
DYNAenergetics GmbH & Co KG	Burbach, Germany
Dynaplat GmbH & Co KG	Burbach, Germany
Dynamic Materials Luxembourg 1 S.ar.L	Luxembourg, Luxembourg
Dynamic Materials Luxembourg 2 S.ar.L	Luxembourg, Luxembourg

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  Exhibit 21.1
SUBSIDIARIES OF THE COMPANY